Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS FIRST

QUARTER EARNINGS

April Comparable Sales Results Announced;

2005 Earnings Guidance Increased

Highlights

•      Earnings per share of $0.59 vs. $0.47 in 2004

•      2005 EPS includes a $0.06 loss per share associated with the consolidation of BIBP Commodities, Inc. (BIBP) while 2004 included a $0.05 loss per share from BIBP

•      2005 EPS also includes a $0.03 per share charge related to the closing of a commissary facility

•      Cash flow from operations of $19.6 million vs. $11.1 million in 2004

•      41 restaurant openings and 29 closures during the quarter

•      Domestic system-wide comparable sales for the first quarter increased 3.8%

•      Domestic system-wide comparable sales for April increased 8.6%

•      2005 earnings guidance (before consolidation of BIBP) increased to the range of $2.35 to $2.41 per share from $2.27 to $2.35 per share

Louisville, Kentucky (May 2, 2005) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $252.4 million for the first quarter of 2005, representing an increase of 6.5% from revenues of $236.9 million for the same period in 2004. Net income for the first quarter of 2005 was $10.0 million, or $0.59 per share, (including a pre-tax loss of $1.6 million, or $0.06 per share after tax, from the consolidation of BIBP Commodities, Inc. (BIBP), a variable interest entity) compared to last year’s net income of $8.5 million or diluted earnings per share of $0.47 (including a pre-tax loss of $1.6 million, or $0.05 per share from the consolidation of BIBP).  The first quarter 2005 operating results also include a pre-tax charge of $925,000 ($0.03 per share) associated with the closing of one of our commissary facilities.

Revenues Comparison

The primary components of the $15.5 million increase in revenues for the first quarter of 2005, as compared to the same 2004 period, were: (1) $5.2 million from the consolidation of 33 franchised restaurants beginning in the second quarter of 2004 resulting from the implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, An Interpretation of Accounting Research Bulletin No. 51 (FIN 46); (2) $4.5 million from company-owned restaurant sales reflecting a 3.9% increase in comparable sales for the quarter ended March 27, 2005; and (3) $6.4 million from commissary sales reflecting the favorable impact of higher commodity prices, principally cheese, partially offset by lower sales volumes.

Operating Results and Cash Flows

Our pre-tax income for the first quarter of 2005 was $15.8 million compared to pre-tax income of $13.6 million for the corresponding period in 2004.  Excluding the impact of the consolidation of BIBP for both comparable periods, first quarter 2005 pre-tax income was $17.4 million compared to $15.2 million for the same period in 2004. The increase of $2.2 million in 2005 pre-tax income (excluding the consolidation of BIBP), as compared to the corresponding 2004 period is principally due to the following:

•      Operating income at company-owned restaurants increased $2.6 million, primarily due to fixed cost leverage associated with the previously mentioned increase in comparable sales for the period and improved margin from an increase in restaurant pricing, partially offset by increased commodity costs (principally cheese).

•      Domestic franchising operating income increased $1.0 million as a result of higher royalties from a 3.7% increase in comparable sales for the quarter and lower administrative costs associated with franchise operations.

•      Commissary operating income increased $1.4 million due to improved operating margin from product cost savings and lower administrative costs.  The first quarter 2005 operating income for the commissary reporting unit includes a pre-tax charge of $925,000 associated with the closing of the Jackson, Mississippi facility at the end of March.  The $925,000 pre-tax charge includes severance payments and a write-off of the remaining net book value of the property, net of salvage value.

•      The favorable year over year impact on operating income of the above items was partially offset by an increase in bonuses to business unit and corporate management for meeting pre-established performance goals and increased professional fees, the majority of which related to consulting expenses associated with a project to improve the effectiveness and profitability of our franchisees.

Cash flow from operations increased to $19.6 million in the first quarter of 2005 from $11.1 million for the comparable period in 2004.  The consolidation of BIBP reduced cash flow from operations by approximately $1.6 million in both periods.  The primary reasons for the $8.5 million increase in cash flow from operations in the first quarter of 2005 were the above noted increases in operating income, net of income taxes, and favorable working capital changes.

See “Supplemental Information” for additional information concerning the operating results and cash flows for the three-month period ended March 27, 2005.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the first quarter increased 3.8% (composed of a 3.9% increase at company-owned restaurants and a 3.7% increase at franchised restaurants).  Total system-wide international sales increased 12.9% for the first quarter, on a constant U.S. dollar basis, over the comparable period in 2004.

The company today announced that domestic system-wide comparable sales for the four weeks ended April 24, 2005 increased approximately 8.6% (composed of a 9.0% increase at company-owned restaurants and a 8.5% increase at franchised restaurants).  These results include the favorable impact of the timing of the Easter holiday in 2005, estimated to produce an increase of 1.5% to the April comparable sales. The April 2005 promotion was supported by national television whereas the April 2004 promotion was not.  Total system-wide international sales for the four weeks ended April 24, 2005 increased 14.8%, on a constant U.S. dollar basis, over the comparable period last year.

During the first quarter of 2005, 41 domestic and international restaurants were opened (one company-owned and 39 franchised Papa John’s restaurants and one franchised Perfect Pizza restaurant) and 29 restaurants closed (24 franchised Papa John’s restaurants and five franchised Perfect Pizza restaurants). At March 27, 2005, there were 2,845 Papa John’s restaurants (570 company-owned and 2,275 franchised) operating in 49 states and 18 countries. The company is also the franchisor of 114 Perfect Pizza restaurants in the United Kingdom.

Share Repurchase Activity

The company repurchased 403,000 shares of common stock at an average price of $34.56 per share during the first quarter of 2005.  The company’s board of directors has authorized the repurchase of up to an aggregate $450.0 million of common stock through December 25, 2005. Through March 27, 2005, $434.5 million had been repurchased (representing 16.1 million shares at an average price of $26.95 per share) since the program began in 1999. Approximately 16.5 million actual shares were outstanding as of March 27, 2005.  There have been no share repurchases since March 27, 2005.

The company’s share repurchase activity increased earnings per share by approximately $0.03 for the first quarter of 2005.

Update of 2005 Earnings Guidance

The company previously announced the 2005 earnings per share guidance range of $2.27 to $2.35, excluding the impact from the required consolidation of BIBP.  Based upon actual first-quarter operating results and April sales results, the company is increasing its 2005 EPS guidance to the range of $2.35 to $2.41.  The favorable impact of the year-to-date operating and sales results on full year 2005 earnings is expected to be somewhat mitigated by higher than anticipated commodity and fuel costs for the remainder of 2005.

Based on actual results to date and current CME milk futures market prices for the remainder of the year, the consolidation of BIBP is currently expected to increase full-year 2005 pre-tax income approximately $6.0 million (including the $1.6 million pre-tax loss incurred in the first quarter of 2005) or $0.23 per share.  Accordingly, the 2005 earnings guidance including the expected impact from the consolidation of BIBP is projected to be in the $2.58 to $2.64 per share range.  The inherit volatility in the cheese spot market and milk futures market can lead to similar volatility in projecting the impact of the consolidation of BIBP on the company’s financial results.  Accordingly, we will continue to update these projections on a quarterly basis.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increases in advertising, promotions and discounting by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in or sustained high levels of food, labor, utilities, fuel, employee benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about the commodity supply; economic and political and health conditions in the countries in which the company or its franchisees operate; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; higher than anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including currency regulations and fluctuations; differing cultures and consumer preferences; diverse government regulations and structures; ability to source high quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended
(In thousands, except per share amounts)	March 27, 2005	March 28, 2004

Revenues	$252,374	$236,909

Income before income taxes (1)	$15,817	$13,578

Net income	$9,965	$8,486

Diluted earnings per share	$0.59	$0.47

Diluted weighted-average shares outstanding	16,782	18,149

EBITDA (A)	$24,316	$22,395

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income before income taxes.

The following is a summary of our pre-tax income

Domestic company-owned restaurants (B)	$4,557	$1,935
Domestic commissaries (C)	6,952	5,545
Domestic franchising	12,807	11,837
International	44	216
VIEs, primarily BIBP	(1,595)	(1,645)
All others	787	607
Unallocated corporate expenses (D)	(7,678)	(4,907)
Elimination of intersegment profits	(57)	(10)
Income before income taxes	$15,817	$13,578

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$24,316	$22,395
Income tax expense	(5,852)	(5,092)
Interest expense	(1,502)	(1,397)
Investment income	377	141
Depreciation and amortization	(7,374)	(7,561)
Net income	$9,965	$8,486

(A)           EBITDA represents operating performance before depreciation, amortization, net interest and income taxes.  While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements.  EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

(B)            The operating results for domestic company-owned restaurants improved $2.6 million in the first quarter of 2005 as compared to the same period of the prior year. The improved operating results are primarily attributable to the fixed cost leverage associated with increased comparable sales for the first quarter of 3.9% and improved margin from an increase in restaurant pricing, partially offset by increased commodity costs (principally cheese).

(C)           The 2005 results for the domestic commissaries segment improved $1.4 million due to an increased operating margin from product cost savings and lower administrative costs.  The improvement in the commissary operating results was partially offset by a $925,000 pre-tax charge associated with the closing of the Jackson, Mississippi commissary.

(D)          The increase in 2005 unallocated corporate expenses from 2004 is primarily due to a $1.6 million increase in bonuses to business unit and corporate management for meeting pre-established performance goals and increased professional fees, the majority of which related to consulting expenses associated with a project to improve the effectiveness and profitability of our franchisees.

Supplemental Information

First Quarter Operating Results

Variable Interest Entities

Beginning in 2004, as disclosed in previous releases and as required by FIN 46, the company’s operating results include BIBP’s operating results. The consolidation of BIBP had a significant impact on the first quarter of 2005 and the first quarter and full-year 2004 operating results, and is expected to have a significant ongoing impact on the company’s future operating results and income statement presentation as described below.

Consolidation accounting requires the net impact from the consolidation of BIBP to be reflected primarily in three separate components of the company’s statement of income. The first component is the portion of BIBP operating income or loss attributable to the amount of cheese purchased by company-owned restaurants during the period. This portion of BIBP operating income (loss) is reflected as a reduction (increase) in the “Domestic company-owned restaurant expenses - cost of sales” line item. This approach effectively reports cost of sales for company-owned restaurants as if the purchasing arrangement with BIBP did not exist and such restaurants were purchasing cheese at the spot market prices (i.e., the impact of BIBP is eliminated in consolidation).

The second component of the net impact from the consolidation of BIBP is reflected in the caption “Loss (income) from the franchise cheese-purchasing program, net of minority interest.”  This line item represents BIBP’s income or loss from purchasing cheese at the spot market price and selling to franchised restaurants at a fixed quarterly price, net of any income or loss attributable to the minority interest BIBP shareholders. The amount of income or loss attributable to the BIBP shareholders depends on its cumulative shareholders’ equity balance and the change in such balance during the reporting period.  The third component is reflected as investment income or interest expense depending upon whether BIBP is in a net investment or net borrowing position during the reporting period.

In addition, Papa John’s has extended loans to certain franchisees.  Under the FIN 46 rules, Papa John’s is deemed to be the primary beneficiary of four of these franchisees (representing 33 Papa John’s restaurants), even though we have no ownership interest in them. Beginning in the second quarter of 2004, FIN 46 required Papa John’s to recognize the operating income (losses) generated by these four franchise entities. For the first quarter of 2005, the consolidation of these franchise entities had no significant net impact (less than $25,000) on Papa John’s operating results, generating revenues of $5.2 million, operating expenses of $4.6 million and other expenses (including G&A, depreciation and interest) totaling  $600,000.  Effective at the beginning of the second quarter of 2005, one of these four franchise entities, with 19 restaurants and annual revenues approximating

$12.0 million, sold its restaurants to a third party.  The loan from Papa John’s was partially repaid and the remainder was written off in connection with this sale.  Accordingly, beginning in the second quarter of 2005, we will no longer be required to consolidate the operating results of these 19 restaurants.  The portion of the loan written off in connection with the second quarter sale was fully reserved as of the end of the first quarter. The sale of these restaurants and related loan write-off will not have any significant impact on Papa John’s consolidated financial statements.

Review of Operating Results

During the first quarter of 2005, domestic corporate restaurant sales were $110.7 million, compared to $106.2 million for the same period in 2004. The 4.3% increase is primarily due to a 3.9% increase in comparable sales for the quarter.  Domestic franchise sales for the quarter increased 4.1% to $348.6 million from $335.0 million for the same period in 2004, primarily resulting from a 3.7% increase in comparable sales for the 2005 quarter.

The first-quarter comparable sales base for domestic corporate restaurants consisted of 555 units, or 98.2% of total equivalent units, and the domestic franchise base consisted of 1,863 units or 94.2% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $15,155, while other corporate units averaged $10,630 for an overall average of $15,075. Average weekly sales for the restaurants included in the franchise comparable base were $13,771, while other franchise units averaged $10,172 for an overall average of $13,563.

Domestic franchise royalties were $13.4 million in the first quarter of 2005, a 3.5% increase from $12.9 million for the comparable period in 2004, primarily due to the previously mentioned increase in franchised sales. Domestic franchise and development fees were $703,000 in the quarter, including approximately $211,000 recognized upon development cancellation or franchise renewal and transfer, compared to $534,000 (including $134,000 of cancellation, renewal and transfer fees) for the same period in 2004. There were 23 domestic franchise restaurant openings in the first quarter of 2005 compared to 20 in 2004.

The restaurant operating margin at domestic company-owned units was 19.0% in the first quarter of 2005 compared to 16.3% for the same period in 2004, consisting of the following differences:

•      Cost of sales were 1.6% lower as a percentage of sales in 2004.  The improvement is primarily due to increases in restaurant pricing, partially offset by increases in commodities (principally cheese).  The impact of consolidating BIBP increased the cost of sales by 0.3% and 1.2% for the first quarter of 2005 and 2004, respectively.

•      Salaries and benefits were 0.7% lower as a percentage of sales in 2005 due to staffing efficiencies and the benefit of restaurant pricing increases.

•      Advertising and related costs were 0.2% lower as a percentage of sales in 2005 reflecting leverage from increased sales.

•      Occupancy costs and other operating costs were principally consistent as a percentage of sales on a year over year basis.

Domestic commissary sales increased 6.7% to $100.9 million for the first quarter of 2005 primarily due to higher cheese prices that were partially offset by lower volumes resulting from decreased restaurant transactions. Other sales decreased 9.0% to $13.4 million for the first quarter of 2005 from $14.7 million for the comparable period in 2004, primarily as a result of the first quarter of 2004 including the sale of promotional items associated with our March 2004 NCAA national promotion.  We did not have a similar promotion in 2005.

Domestic commissary and other margin was 9.0% in the first quarter of 2005 compared to 8.3% for the same period in 2004. Cost of sales was 72.1% of revenues in the first quarter of 2005 and 2004.  The 2005 operating margin was negatively impacted by higher cheese costs incurred by our commissaries (cheese has a fixed-dollar, as opposed to fixed-percentage, mark-up); however, the first quarter 2004 operating margin was negatively impacted by the increased sales of lower margin promotional products.  Salaries and benefits were 6.5% in 2005 as compared to 6.6% for the same period in 2004 and other operating expenses decreased to 12.4% of sales in 2005 from 13.0% in 2004, primarily as a result of the leverage from the increased sales.

The loss from the franchise cheese-purchasing program, net of minority interest, was $1.0 million during the first quarter of 2005 compared to $372,000 for the corresponding quarter in 2004.  The loss reported in the first quarter of 2004 was reduced by the recording of approximately $3.7 million of BIBP’s loss attributable to the minority interest shareholders of BIBP, representing the amount of operating loss absorbed by the equity surplus during the period.

International revenues, which include the Papa John’s United Kingdom operations, were $8.1 million compared to $8.0 million for the same period in 2004, primarily due to revenues from increased unit openings and the impact of a more favorable dollar/pound exchange rate, partially offset by the impact of lower average unit volumes on royalties and commissary sales.  International operating margin was 16.1% in 2005 compared to 17.0% in 2004 primarily due to the loss of leverage from lower commissary sales.

General and administrative expenses were $21.7 million or 8.6% of revenues in the first quarter of 2005 compared to $18.5 million or 7.8% of revenues in the same period in 2004. This $3.2 million increase was primarily attributable to $1.6 million increase in bonuses to business unit and corporate management who met pre-established performance goals and increased professional fees the majority of which related to consulting expenses associated with a project to improve the profitability of our franchisees.

Other general expenses were $1.8 million in the first quarter of 2005 compared to $953,000 for the comparable period in 2004.  The 2005 amount includes $925,000 of costs incurred with the previously mentioned closing of the Jackson, Mississippi commissary, $130,000 of costs incurred with restaurant relocations, $197,000 provision for uncollectible accounts receivable and $418,000 associated with disposition and valuation related costs of other assets. The 2004 amount includes $54,000 of restaurant relocation costs, $288,000 of disposition and valuation related costs of other assets and a $453,000 provision for uncollectible accounts receivable.

Depreciation and amortization was $7.4 million (2.9% of revenues) for the first quarter of 2005 as compared $7.6 million (3.2% of revenues) for the same period in 2004.

Net interest expense was $1.1 million in the first quarter of 2005 as compared to $1.3 million in 2004, reflecting a lower average effective interest rate for our debt and increased interest income from investments and notes receivable from franchisees.

The company’s effective income tax rate was 37.0% for the first quarter of 2005 compared to 37.5% for the corresponding period in 2004.  The decrease in the effective tax rate is primarily related to an increase in FICA tax credits associated with an increase in the employer portion of FICA taxes paid on employee tips, which is reported in general and administrative expenses.  This lower effective tax income tax rate is expected to continue throughout 2005.

Cheese Costs

The cost of cheese has historically represented approximately 35% to 40% of our restaurant cost of sales.  In 2000, Papa John’s Franchise Advisory Council initiated a program through the formation of BIBP that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  The consolidation of BIBP, as a result of the adoption of FIN 46, causes the company-owned restaurant cost of sales to reflect the actual spot market price of cheese paid by BIBP.

The following table presents the actual average block market price for cheese and the BIBP block price by quarter for 2004 and as projected through the first quarter of 2006 (based on the April 28, 2005 Chicago Mercantile Exchange (CME) milk futures market prices):

	2006				2005				2004
	BIBP Block Price		Actual Block Price		BIBP Block Price		Actual Block Price		BIBP Block Price	Actual Block Price

Quarter 1	$1.550	*	$1.425	*	$1.520		$1.539		$1.220	$1.426
Quarter 2	N/A		N/A		1.550		1.508	*	1.326	2.012
Quarter 3	N/A		N/A		1.682	*	1.552	*	1.556	1.528
Quarter 4	N/A		N/A		1.610	*	1.480	*	1.535	1.617
Full Year	N/A		N/A		$1.591	*	$1.520	*	$1.409	$1.646

*amounts are estimates based on futures prices

N/A – not available

Based on the projected CME milk futures market prices, and the actual second quarter and projected third- and fourth-quarter 2005 and first-quarter 2006 cheese costs to restaurants as determined by the BIBP pricing formula, the consolidation of BIBP is projected to increase (decrease) the company’s operating income as follows (in thousands):

	Increase/ (Decrease)
Quarter 1 - 2005	$(1,595	) actual
Quarter 2 - 2005	1,038	est.
Quarter 3 - 2005	3,034	est.
Quarter 4 - 2005	3,572	est.
Full Year - 2005	$6,049	est.

Quarter 1 - 2006	$3,477	est.

The projections above are based upon current futures market prices. Historically, actual results have differed significantly from previous projections using the futures market prices.

*   *   *   *

As of April 24, 2005, Papa John’s had 2,849 restaurants (571 company-owned and 2,278 franchised) operating in 49 states and 18 countries. Papa John’s also franchises an additional 116 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
(In thousands, except per share amounts)	March 27, 2005	March 28, 2004
	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$110,714	$106,173
Variable interest entities restaurant sales	5,167	—
Franchise royalties	13,365	12,911
Franchise and development fees	703	534
Commissary sales	100,912	94,536
Other sales	13,392	14,724
International:
Royalties and franchise and development fees	2,122	1,764
Restaurant and commissary sales	5,999	6,267
Total revenues	252,374	236,909

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	25,240	25,859
Salaries and benefits	34,139	33,519
Advertising and related costs	9,611	9,447
Occupancy costs	6,600	6,401
Other operating expenses	14,066	13,643
Total domestic Company-owned restaurant expenses	89,656	88,869

Variable interest entities restaurant expenses	4,612	—

Domestic commissary and other expenses:
Cost of sales	82,428	78,797
Salaries and benefits	7,454	7,179
Other operating expenses	14,170	14,237
Total domestic commissary and other expenses	104,052	100,213

Loss from the franchise cheese-purchasing program, net of minority interest	1,009	372
International operating expenses	5,035	5,202
General and administrative expenses	21,728	18,534
Provision for uncollectible notes receivable	85	232
Restaurant closure, impairment and disposition losses	119	139
Other general expenses	1,762	953
Depreciation and amortization	7,374	7,561
Total costs and expenses	235,432	222,075

Operating income	16,942	14,834
Investment income	377	141
Interest expense	(1,502)	(1,397)
Income before income taxes	15,817	13,578
Income tax expense	5,852	5,092
Net income	$9,965	$8,486

Basic earnings per common share	$0.60	$0.48
Earnings per common share - assuming dilution	$0.59	$0.47

Basic weighted-average shares outstanding	16,589	17,833
Diluted weighted-average shares outstanding	16,782	18,149

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	March 27, 2005	December 26, 2004
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$14,105	$14,698
Accounts receivable	24,739	28,384
Inventories	22,444	23,230
Prepaid expenses and other current assets	12,980	15,208
Deferred income taxes	8,569	7,624
Total current assets	82,837	89,144

Investments	8,344	8,552
Net property and equipment	193,275	197,103
Notes receivable from franchisees and affiliates	6,555	6,828
Deferred income taxes	6,046	6,117
Goodwill	51,071	51,071
Other assets	15,130	15,672
Total assets	$363,258	$374,487

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,915	$35,934
Income and other taxes	22,324	17,270
Accrued expenses	46,144	44,771
Current portion of debt	84,445	15,709
Total current liabilities	179,828	113,684

Unearned franchise and development fees	7,865	8,208
Long-term debt, net of current portion	—	78,521
Other long-term liabilities	33,131	34,851
Total liabilities	220,824	235,264

Total stockholders’ equity	142,434	139,223
Total liabilities and stockholders’ equity	$363,258	$374,487

Note: The balance sheet at December 26, 2004 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 27, 2005	March 28, 2004
	(Unaudited)	(Unaudited)
Operating activities
Net income	$9,965	$8,486
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant closure, impairment and disposition losses	119	139
Provision for uncollectible accounts and notes receivable	593	851
Depreciation and amortization	7,374	7,561
Deferred income taxes	(1,221)	159
Tax benefit related to exercise of non-qualified stock options	251	1,162
Other	394	844
Changes in operating assets and liabilities:
Accounts receivable	2,545	(3,900)
Inventories	785	923
Prepaid expenses and other current assets	2,229	289
Other assets and liabilities	(593)	(4,723)
Accounts payable	(9,019)	(4,708)
Income and other taxes	5,054	1,603
Accrued expenses	1,440	1,546
Unearned franchise and development fees	(343)	871
Net cash provided by operating activities	19,573	11,103

Investing activities
Purchase of property and equipment	(3,356)	(4,378)
Proceeds from sale of property and equipment	5	15
Purchase of investments	(3,443)	(1,014)
Proceeds from sale or maturity of investments	3,680	995
Loans to franchisees and affiliates	(1,260)	—
Loan repayments from franchisees and affiliates	450	1,573
Net cash used in investing activities	(3,924)	(2,809)

Financing activities
Net proceeds (repayments) from line of credit facility	(10,300)	6,500
Net proceeds from short-term debt - variable interest entities	2,150	2,400
Payments on long-term debt	—	(250)
Proceeds from issuance of common stock from treasury stock	1,000	—
Proceeds from exercise of stock options	5,225	9,536
Acquisition of treasury stock	(13,932)	(24,558)
Other	(331)	(236)
Net cash used in financing activities	(16,188)	(6,608)

Effect of exchange rate changes on cash and cash equivalents	(54)	85
Change in cash and cash equivalents	(593)	1,771
Cash resulting from consolidation of variable interest entities	—	203
Cash and cash equivalents at beginning of period	14,698	7,071

Cash and cash equivalents at end of period	$14,105	$9,045

Restaurant Progression

Papa John’s International, Inc.

	Three Months Ended March 27, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	1	—	23	16	40
Closed	—	—	(19)	(5)	(24)
End of Period	569	1	2,001	274	2,845

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	118	118
Opened	—	—	—	1	1
Closed	—	—	—	(5)	(5)
End of Period	—	—	—	114	114

	Three Months Ended March 28, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	2	—	20	12	34
Closed	(2)	—	(9)	(4)	(15)
End of Period	568	2	2,017	222	2,809

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	135	135
Opened	—	—	—	—	—
Closed	—	—	—	(8)	(8)
End of Period	—	—	—	127	127